PRESS RELEASE


                            NEBS BANCSHARES ANNOUNCES
                      COMPLETION OF COMMUNITY OFFERING AND
                                APPROVAL OF PLAN

         Enfield, Connecticut, December 22, 2005 - NEBS Bancshares, Inc. (the "Company"), the proposed stock holding company for Enfield Federal Savings and Loan Association (the "Association"), today announced that the community offering in connection with the Association's conversion from the mutual holding company form of organization to a fully-publicly owned stock holding company structure (the "second-step conversion") has concluded. The subscription offering, which was open only to eligible depositors and certain borrowers of the Association, concluded on December 13, 2005.

         The Company also announced that the Plan of Conversion and Reorganization, as amended and restated (the "Plan"), was approved by the members of Enfield Mutual Holding Company and by the stockholders of New England Bancshares, Inc. (OTC Bulletin Board: NEBS - News) at their respective special meetings held yesterday.

         The stock offering is being conducted pursuant to the Plan and the other terms and conditions outlined in the Company's prospectus dated November 14, 2005. Completion of the second-step conversion and the related stock offering remains subject to confirmation of the Company's existing independent appraisal and receipt of final regulatory approvals.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. THE OFFERING IS MADE ONLY BY THE PROSPECTUS OF NEBS BANCSHARES, INC.

CONTACT:

NEBS Bancshares, Inc.
Scott Kosik, 860-253-4325
Stock Information Center